Exhibit 10.266




                         THE CHARLES SCHWAB CORPORATION
                            2004 STOCK INCENTIVE PLAN
                        NOTICE OF RESTRICTED STOCK AWARD

     You have been granted restricted shares of Common Stock of The Charles Schwab Corporation ("Schwab") under the Charles Schwab Corporation 2004 Stock Incentive Plan (the "Plan") on the following terms:

     Name of Recipient:                ______________________________

     Total Number of Shares Granted:   ______________________________

     Fair Market Value per Share       $____________

     Total Fair Market Value of Award: $____________

     Date of Grant:                    __________ ___, _________

     Vesting Schedule:                 So long as you continue as a non-employee
                                       director or an employee of Schwab or  its
                                       subsidiaries and subject to the terms  of
                                       the   Restricted   Stock  Agreement,  the
                                       restricted shares subject to this award will become vested on the following dates and in the following amounts.

                                      Percentage of the Total Number of Shares
              Vesting Date            Granted under this Award That Will Vest
     -------------------------------------------------------------------------
       1st Anniversary of Grant Date                   25%
       2nd Anniversary of Grant Date                   25%
       3rd Anniversary of Grant Date                   50%


     You and Schwab agree that this award is granted under and governed by the terms and conditions of the Plan and the Restricted Stock Agreement, both of which are made a part of this notice. Please review the Restricted Stock Agreement carefully, as it explains the terms and conditions of this award. You agree that Schwab may deliver electronically all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that Schwab is required to deliver to its stockholders. Unless you provide written objection to Schwab within 30 days of your receipt of this notice, you agree to all of the terms and conditions of this notice, the restricted stock agreement and the Plan.

                         THE CHARLES SCHWAB CORPORATION
                            2004 STOCK INCENTIVE PLAN
                           RESTRICTED STOCK AGREEMENT


Payment for        No payment is required for the shares that you are receiving.
Shares

Vesting The shares become vested in installments as described in the Notice of Restricted Stock Award. If you become a common-law employee of Schwab or its subsidiaries, then the shares will continue to vest as described in the Notice of Restricted Stock Award so long as you continue as either a non-employee director or an employee of Schwab or its subsidiaries.

Accelerated        The shares  will  become  fully  vested if your  service as a
Vesting            non-employee  director  terminates  on account of your death, disability or retirement. If, prior to the date your service terminates, Schwab is subject to a "change in control" (as defined in the Plan document), the shares will become fully vested.

Section 83(b)      You may make an  election  pursuant  to Section  83(b) of the
Election           Internal Revenue Code.

Definition of      For all purposes of this Agreement,  "disability"  means that
Disability         you are unable to engage in any substantial  gainful activity by reason of any medically determinable physical or mental impairment which has lasted, or can be expected to last, for a continuous period of not less than 12 months or which can be expected to result in death.

Definition of      For all purposes of this Agreement,  "retirement"  means your
Retirement         resignation  or removal  from the Board at any time after you have attained age 70 or completed 5 years of service as a non-employee director.

Shares Restricted  Unvested shares will be considered  "Restricted  Shares." You may not sell, transfer, pledge or otherwise dispose of any Restricted Shares without Schwab's written consent until they are vested. Restricted Shares will be issued in your name but held by the Schwab Corporate Secretary as escrow agent. Schwab may instruct the transfer agent for its stock to place a legend on the certificates representing the Restricted Shares or may note in its records the applicable restrictions. The escrow agent will deliver Restricted Shares to you only after they become vested and after all other terms and conditions in this Agreement have been satisfied.

                   You may gift Restricted Shares to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren. However, a transferee of Restricted Shares must agree in writing on a form prescribed by Schwab to be bound by all provisions of this Agreement.

Forfeiture         If your service  terminates for any reason,  then your shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the Restricted Shares will immediately revert to Schwab. You receive no payment for Restricted Shares that are forfeited. Schwab determines when your service terminates for this purpose.

Committee          In its sole  discretion  the  Compensation  Committee  of the
Discretion         Schwab Board of Directors may lift the transfer  restrictions or accelerate the vesting of Restricted Shares at any time.

Delivery of        In the event of your  death  prior to the date  your  service
Shares After       terminates, your shares will be delivered to your beneficiary
Death              or beneficiaries. You may designate one or more beneficiaries by filing a beneficiary designation form. You may change your beneficiary  designation  by filing a new form with Schwab at any  time  prior to your  death.  If you do not  designate  a beneficiary  or if your  designated  beneficiary  predeceases you,  then any shares will be  delivered  after your death to
                   your  estate.  The  Compensation   Committee,   in  its  sole
                   discretion,   will   determine  the  form  and  time  of  the
                   distribution of shares to your beneficiary or estate.

Restrictions on    You  agree not to sell any  shares at a time when  applicable
Resale             laws,  Schwab's  policies or an agreement  between Schwab and its underwriters prohibit a sale. This restriction will apply as long as your service continues and for such period of time after the termination of your service as Schwab may specify.

Stockholder        As a holder of Restricted  Shares,  you have the same voting,
Rights             dividend and other rights as Schwab's stockholders.

Contribution of    On your  behalf  Schwab  will  contribute  to its  capital an
Par Value          amount equal to the par value of the Restricted Shares issued to you.

No Right to        Nothing in this Agreement will be construed as giving you the
Remain Director    right  to  be  retained  as a  non-employee  director  or  an
or Employee        employee of Schwab and its  subsidiaries.

Limitation on      If a  payment  from  the  Plan  would  constitute  an  excess
Payments           parachute  payment or if there have been  certain  securities law violations, then your award may be reduced or forfeited and you may be required to disgorge any profit that you have realized from your award.

                   If a disqualified individual receives a payment or transfer under the Plan that would constitute an excess parachute payment under the Internal Revenue Code of 1986, as amended (the "Code"), such payment will be reduced, as described below. Generally, someone is a "disqualified individual" if he or she is (a) an officer of Schwab, (b) a member of the group consisting of the highest paid 1% of the employees of Schwab or, if less, the highest paid 250 employees of Schwab, or (c) a 1% stockholder of Schwab. For purposes of the section on "Limitation on Payments," the term "Schwab" will include affiliated corporations to the extent determined by the Auditors in accordance with section 280G(d)(5) of the Code.

                   In the event that the independent auditors most recently selected by the Schwab Board of Directors (the "Auditors") determine that any payment or transfer in the nature of compensation to or for your benefit, whether paid or payable (or transferred or transferable) pursuant to the terms of the Plan or otherwise (a "Payment"), would be nondeductible for federal income tax purposes because of the provisions concerning "excess parachute payments" in section 280G of the Code, then the aggregate present value of all Payments will be reduced (but not below zero) to the Reduced Amount; provided, however, that the Compensation Committee may specify in writing that the award will not be so reduced and will not be subject to reduction under this section. For this purpose, the "Reduced Amount" will be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by Schwab because of section 280G of the Code.

                   If the Auditors determine that any Payment would be nondeductible because of section 280G of the Code, then Schwab will promptly give you notice to that effect and a copy of the detailed calculation and of the Reduced Amount. You may then elect, in your discretion, which and how much of the Payments will be eliminated or reduced (as long as after such election, the aggregate present value of the Payments equals the Reduced Amount). You will advise Schwab in writing of your election within 10 days of receipt of the notice. If you do not make such an election within the 10-day period, then Schwab may elect which and how much of the Payments will be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount). Schwab will notify you promptly of its election. Present value will be determined in accordance with section 280G(d)(4) of the Code. The Auditors' determinations will be binding upon you and Schwab and will be made within 60 days of the date when a Payment becomes payable or transferable.

                   As promptly as practicable following these determination and elections, Schwab will pay or transfer to or for your benefit such amounts as are then due to you under the Plan, and will promptly pay or transfer to or for your benefit in the future such amounts as become due to you under the Plan.

                   As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors, it is possible that Payments will have been made by Schwab which should not have been made (an "Overpayment") or that additional Payments which will not have been made by Schwab could have been made (an "Underpayment"), consistent in each case with the calculation of the Reduced Amount. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against you or Schwab which the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment will be treated for all purposes as a loan to you which you will repay to Schwab on demand, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code. However, no amount will be payable by you to Schwab if and to the extent that such payment would not reduce the amount which is subject to taxation under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment will promptly be paid or transferred by Schwab to or for your benefit, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code.

Claims Procedure   You may file a claim for benefits under the Plan by following the procedures prescribed by Schwab. If your claim is denied, generally you will receive written or electronic notification of the  denial  within 90 days of the date on which you filed the claim. If special circumstances require more time to make a decision about your claim, you will receive notification of when you may expect a decision.  You may appeal the denial by submitting to the Plan  Administrator  a written  request for review  within  30  days  of  receiving  notification  of the denial. Your request should include all facts upon which your appeal  is  based.  Generally,  the Plan  Administrator  will provide you with written or  electronic  notification  of its decision  within 90 days after  receiving the review request.
                   If special circumstances require more time to make a decision about your request, you will receive notification of when you
                   may   expect  a   decision.   The  Plan   Administrator   has
                   discretionary authority to construe the terms of the Plan and this Agreement and its determinations are conclusive and binding on all persons.

Adjustments        In the event of a stock split,  a stock dividend or a similar change in Schwab stock, the number of Restricted Shares that remain subject to forfeiture may be adjusted accordingly.

Severability       In the event that any  provision  of this  Agreement  is held invalid or unenforceable, the provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

Applicable Law     This  Agreement  will be  interpreted  and enforced under the laws of the State of California (without regard to their choice-of-law provisions), as such laws are applied to contracts entered into and performed in California.

The Plan and       The text of the Plan is  incorporated  in this  Agreement  by
Other Agreements   reference.  This Agreement and the Plan constitute the entire understanding  between you and Schwab  regarding  this award.
                   Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement, signed by both parties. If there is any inconsistency or conflict between any provision of this Agreement and the Plan, the terms of the Plan will control.


           BY ACCEPTING THIS AWARD, YOU AGREE TO ALL OF THE TERMS AND
                  CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.